EXHIBIT 23.3

[LETTERHEAD]


                              ACCOUNTANTS' CONSENT

The Board of Directors
Go2Pharmacy.com, Inc.
Largo, Florida

We consent to the use of our report dated June 10, 1998 relating to the consolidated balance sheet of U.S. Diversified Technologies, Inc. and its wholly owned subsidiary Energy Factors, Inc. as of December 31, 1997 and the related consolidated statements of income and retained earnings and cash flows for the year then ended in the Amendment No. 2 to Form SB-2 of Go2Pharmacy.com, Inc. and the reference to our firm under the heading "experts" in the prospectus.

Baum & Company, P.A.
Coral Springs, Florida
June 27, 2000

                                        /s/ BAUM & COMPANY, P.A.
                                        -----------------------
                                            Baum & Company, P.A.